Exhibit 16.1

April 21, 2022

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Farmers & Merchants Bancorp included under Item 4.01 of its Form 8-K dated April 21, 2022, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm therein.

Sincerely,

/s/ Moss Adams LLP